Exhibit 4.6

PROMISSORY NOTE	December 30, 2010

Denver, Co.

FOR VALUE RECEIVED from the undersigned loan provider, the undersigned borrower promises to pay to the principal sum of thirty six thousand dollars ($36,000.00) by March 30, 2010. The borrower also agrees to pay an additional $2,000 for every month the balance is overdue. In addition to signing on behalf of Penny Auction Solutions, Inc., by signing below, the borrower is also agreeing to personally guarantee full payment should the company default on the aforementioned loan / Promissory Note.

Each maker and endorser waives demand, protest and notice of maturity, non-payment or protest and all requirements necessary to hold them liable as makers and endorsers and, should litigation be necessary to enforce this note, each maker and endorser waives trial by jury and consents to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of Colorado and County of Denver.

Each maker and endorser further agrees, jointly and severally, to pay all costs of collection, including a reasonable attorney's fee in case the principal of this note or any payment on the principal or any interest thereon is not paid at the respective maturity thereof, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

Each maker and endorser hereby agrees that this note may be recorded.

This note is to be construed and enforced according to the laws of the State of Colorado; upon default in the payment of principal, the whole sum of principal remaining unpaid shall, at the option of the holder, become immediately due and payable and it shall accrue interest at the highest rate allowable by law, or, if no highest rate is otherwise indicated, at twenty (20%) percent per annum, from the date of default.

Default shall include, but shall not be limited to non-payment within ten (10) days from the due date set out herein.

Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

Loan Provider (Maker)

Promisor Signature (Corey Park CEO – Penny Auction Solutions, Inc.)